EXHIBIT 99.1

Talon International, Inc. Reports Fourth Quarter and
Year-end 2009 Financial Results

LOS ANGELES, Calif. — March 29, 2010 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the fourth quarter and year ended December 31, 2009.

Highlights

•	Income from Operations was $289,000 in 2009, vs. a Loss from Operations of ($6.0) million in 2008.
•	Sales for the full year 2009 totaled $38.7 million, vs. $48.2 million in 2008.
•	Sales increased 9% in Q4 2009 vs. Q4 2008.

Financial Results

Sales of Zipper and Trim products declined for the year 2009 as compared to 2008 by approximately 20% mainly due to the impact of the global recession on the apparel industry and the related lower demand for Talon products.  “Given the severe sales challenges to our industry and to our company, we were nevertheless pleased by our financial results overall, as we began realizing the benefits of emphasizing new customer and product developments along with the expense reduction actions we took at the beginning of 2009, “ said Lonnie Schnell, Talon’s Chief Executive Officer.

Sales for 2009 totaled $38.7 million, representing a decline of $9.5 million or 20% from 2008. Sales for the fourth quarter of 2009 totaled $9.1 million, which was an increase of $757,000, or 9% from the same period in 2008.  Zipper product sales were $21.3 million in 2009 compared to $28.4 million in 2008. For 2009 the Company reported Trim product sales of $17.3 million compared to $19.5 million for 2008.  Tekfit product sales for 2009 were $61,000, reflecting a decline of $144,000 from 2008.

           Sales for the quarter ended December 31, 2009 reflected an increase in Zipper product sales of $320,000 or 8% over the same period in 2008, and an increase in Trim product sales of $489,000 or 12% over the fourth quarter of 2008. The sales increases were partially offset by a decline in Tekfit product sales of $52,000. The fourth quarter 2009 sales increase reflects modest improvements in the industry buying trends as retailers restocked for early spring, and as orders began to emerge from new customers and program nominations gained during 2009.

Gross margin for 2009 were 29.2% of sales as compared to 26.2% of sales for 2008.  The Talon Zipper group for 2009 reflected gross margins of 22.3% of sales as compared to 19.9% for the year in 2008.  Gross margin in the Trim product group for 2009 was 37.8% of sales compared to 35.2% of sales for 2008.  For the fourth quarter of 2009 total gross margin was 30.8% of sales, compared with 20.7% of sales for 2008.  The gross margin increases as a percent of sales are the result of improved sales mix by product group, lower inventory obsolescence costs, and improved purchase and delivery costs throughout.

Sales and marketing expenses for 2009 decreased $1.3 million as compared to 2008 and decreased as a percentage of sales by 1.3% to 7.0%.  General and administrative expenses for 2009 were $8.3 million, or 21.5% of sales, as compared to $11.1 million, or 23.1% of sales, in 2008.  The reduction in Sales and marketing and General and administrative expenses was principally the result of reduced staffing, lower sales volume, and reduced facility and professional service costs. Total operating expenses for the year 2009 were $11.0 million, or $7.6 million lower than operating expenses for the year 2008.  Operating expenses in 2008 included impairment charges against marketable securities and property and equipment of $3.5 million.  There were no impairment charges in calendar year 2009.

“While 2009 was a challenging year for virtually all businesses it also presented opportunities to sharpen our focus and deepen our relationships with many select customers and suppliers.  Consequently, not only were we able to weather the severe economic storm of 2009, we strengthened our core business and improved overall operating results despite the sharp revenue decline.” stated Mr. Schnell.

For 2009 income from operations was $289,000 as compared to a loss from operations in 2008 of $5,962,000.  The fourth quarter ended December 31, 2009 reflected a loss from operations of $209,000 as compared to a loss from operations for the same period in 2008 of $3,986,000.  The loss from operations in 2008 included impairment charges for the year and the quarter ended December 31, 2008 of $3,470,000 and $1,930,000, respectively.

A net loss of $2.7 million or ($0.13) per share was reported for the year 2009, as compared to a net loss of $8.4 million or ($0.41) per share in 2008. For the fourth quarter of 2009, a net loss of $0.9 million was reported, as compared to a net loss of $4.7 million in same period of 2008.

Conference Call
Talon International will hold a conference call on Monday, March 29, 2010, to discuss its fourth quarter and year-end 2009 financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow their presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, March 29, 2010
Time: 4:30 pm Eastern (1:30 pm Pacific)
Domestic callers: 1-800-895-0231
International callers: 1-785-424-1054
Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until May 15, 2010. The replay call-in number is 1-800-677-7320 for domestic callers and 1-402-220-0666 for international. Passcode not required.

About Talon International, Inc.
Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers.  Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Wal-Mart, Kohl’s, J.C. Penney, Victoria’s Secret, Tom Tailor, Abercrombie and Fitch, Polo Ralph Lauren, Phillips-Van Heusen, American Eagle and Juicy Couture. The company has offices and facilities in the United States, Hong Kong, China, and Bangladesh.

Company Contact
Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Audited)
	2009	2008	2009	2008

Net sales	$9,149,507	$8,392,841	$38,675,790	$48,170.980

Cost of goods sold	6,333,250	6,653,939	27,363,216	35,553,857
Gross profit	2,816,257	1,738,902	11,312,574	12,617,123

Sales and marketing expenses	678,000	918,000	2,712,814	3,982,124

General and administrative expenses	2,346,964	2,877,631	8,310,684	11,127,376

Impairment loss on marketable securities and related note receivable	-	-	-	1,040,000

Impairment loss on property and equipment	-	1,929,506	-	2,429,506
Total operating expenses	3,024,964	5,725,137	11,023,498	18,579,006

Income (loss) from operations	(208,707)	(3,986,235)	289,076	(5,961,883)

Interest expense, net	746,380	619,315	2,727,919	2,436,675
Net loss before provision for (benefit from) income taxes	(955,087)	(4,605,550)	(2,438,843)	(8,398,558)

Provision for (benefit from) income taxes	(12,939)	72,494	254,134	(39,772)
Net loss	$(942,148)	$(4,678,044)	$(2,692,977)	$(8,358,786)

Basic and diluted net loss per share	$(0.05)	$(0.23)	$(0.13)	$(0.41)

Weighted average number of common shares
Outstanding - Basic and diluted	20,291,433	20,291,433	20,291,433	20,291,433

TALON INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(AUDITED)

	December 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$2,264,606	$2,399,717
Accounts receivable, net	3,021,642	3,856,613
Inventories, net	1,679,302	1,669,149
Prepaid expenses and other current assets	240,554	473,955
Total current assets	7,206,104	8,399,434

Property and equipment, net	2,280,586	2,491,899
Note receivable from related party, net	-	200,000
Intangible assets, net	4,110,751	4,110,751
Other assets	236,386	400,494
Total assets	$13,833,827	$15,602,578

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,337,368	$7,674,768
Accrued expenses	2,678,659	2,617,166
Revolver note payable	4,988,988	-
Term notes payable, net of discounts	9,876,114	-
Notes payable to related parties	265,871	222,264
Current portion of long term obligations	115,336	385,098
Total current liabilities	24,262,336	10,899,296

Revolver note payable, net of current portion	-	4,638,988
Term notes payable, net of discounts and current portion	-	8,067,428
Capital lease obligations, net of current portion	23,477	1,910
Other liabilities	726,875	756,888
Total liabilities	25,012,688	24,364,510

Commitments and contingencies

Stockholders’ Deficit:
Preferred stock Series A, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-

Common stock, $0.001 par value, 100,000,000 shares authorized; 20,291,433 shares issued and outstanding at December 31, 2009 and 2008	20,291	20,291
Additional paid-in capital	55,070,568	54,769,072
Accumulated deficit	(66,344,009)	(63,651,032)
Accumulated other comprehensive income	74,289	99,737
Total stockholders’ deficit	(11,178,861)	(8,761,932)
Total liabilities and stockholders’ deficit	$13,833,827	$15,602,578